Exhibit 10.25

JEFFERSON PILOT FINANCIAL

Jefferson Pilot Financial Insurance Company

8801 Indian Hills Drive, Omaha NE 68114-4066

(402) 361-7300 A Stock Company

CERTIFIES THAT the person shown below has been named by the Participating Employer as eligible for coverage and is insured under Group Policy No. 05-000199 issued to US Bank, as Trustee of Jefferson Pilot Financial Insurance Company’s Medical Expense Reimbursement Insurance Trust (the Group Policyholder).

EMPLOYER:	Sequenom Inc
EMPLOYEE:	[Officers and Executive Vice Presidents]
GROUP NO:	8025-00
CERTIFICATE NO:
EMP EFF DATE:	J
POLICY YEAR:	2003 $50,000

THE EFFECTIVE DATE OF THE ABOVE POLICY AMOUNT IS JANUARY 1ST OF THE POLICY YEAR LISTED.

THIS IS NOT A MEDICARE SUPPLEMENT CERTIFICATE. If you are eligible for Medicare, review the Guide to Health Insurance for people with Medicare available from the Company.

This Certificate replaces any prior certificate issued for the benefits described inside. As a Certificate of insurance, this does not constitute a contract of insurance. It is a summary of the provisions of the Policy and is subject to the terms of the Policy.

Chief Executive Officer

GROUP ACCIDENT AND MEDICAL EXPENSE REIMBURSEMENT INSURANCE CERTIFICATE

GL92

Maximum Medical Benefit:	$50,000 per Calendar Year for Insured Person and all Dependents combined.

Per Occurrence Limit:	$5,000 per Calendar Year for anyone occurrence (the same or related condition, surgery, confinement or course of dental treatment).

Principal Sum for AD&D:	$100,000 for Insured Person only. For an Employee, this AD&D benefit reduces 70% at age 70 and terminates at age 80. For a Retiree, Surviving Spouse or Board Member, it terminates at age 65.

Beneficiary: As shown on your most recent Group Enrollment Card or Change of Beneficiary Form on file with the Company.

Group health plans and health insurance issuers offering group health insurance coverage generally may not, under federal law:

(1)	restrict benefits for any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a normal vaginal delivery, or less than 96 hours following a cesarean section; or

(2)	require that a provider obtain authorization from the plan or insurance issuer for prescribing a length of stay not in excess of the above periods.

TABLE OF CONTENTS

Definitions

General Provisions

Participating Employers

Policy Termination

Individual Effective Dates and Termination

Medical Expense Reimbursement Insurance

Exclusions

Accidental Death and Dismemberment Insurance

Claims Procedures

Beneficiary, Facility of Payment, Settlement Options

EXEC-U-CARE CLAIMS PROCEDURE

Following is a description of how the Exec-U-Care Plan processes Claims for benefits. A Claim is defined as any request for a Plan benefit, made by a claimant or by a representative of a claimant, that complies with the Plan’s reasonable procedure for making benefit Claims. The times listed are maximum times only. A period of time begins at the time the Claim is filed. Decisions will be made within a reasonable period of time appropriate to the circumstances. “Days” means calendar days.

If you have any questions regarding this procedure, please contact the Plan Administrator.

Post-Service Claim

A Post-Service Claim means any Claim for a Plan benefit that is a request for payment under the Plan for covered medical services already received by the claimant.

In the case of a Post-Service Claim, the following timetable applies:

Notification to claimant of benefit determination	30 days

Extension due to matters beyond the control of the Plan	15 days

Insufficient information on the Claim:

Response by claimant	45 days

Review of adverse benefit determination	30 days per benefit appeal

Notice to claimant of adverse benefit determinations

The Plan Administrator shall provide written or electronic notification of any adverse benefit determination. The notice will state, in a manner calculated to be understood by the claimant:

The specific reason or reasons for the adverse determination.

Reference to the specific Plan provisions on which the determination was based.

A description of any additional material or information necessary for the claimant to perfect the Claim and an explanation of why such material or information is necessary.

A description of the Plan’s review procedures and the time limits applicable to such procedures. This will include a statement of the claimant’s right to bring a civil action under section 502 of ERISA following an adverse benefit determination on review.

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claim.

If the adverse benefit determination was based on an internal rule, guideline, protocol, or other similar criterion, the specific rule, guideline, protocol, or criterion will be provided free of charge. If this is not practical, a statement will be included that such a rule, guideline, protocol, or criterion was relied upon in making the adverse benefit determination and a copy will be provided free of charge to the claimant upon request.

If the adverse benefit determination is based on the Medical Necessity or Experimental or Investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, will be provided. If this is not practical, a statement will be included that such explanation will be provided free of charge, upon request.

Appeals

When a claimant receives an initial adverse benefit determination, the claimant has 180 days following receipt of the notification in which to submit a written request to appeal the decision. A claimant may submit written comments, documents, records, and other information relating to the Claim. Upon request a claimant will be provided, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claim.

Upon a second adverse benefit determination on the Claim, the claimant has 90 days following receipt of the notification in which to submit a written request for a second and final appeal of such determination.

The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with the procedures of the Plan. This timing is without regard to whether all the necessary information accompanies the filing.

A document, record, or other information shall be considered relevant to a Claim if it:

a.	was relied upon in making the benefit determination;

b.	was submitted, considered, or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination;

c.	demonstrated compliance with the administrative processes and safeguards designed to ensure and to verify that benefit determinations are made in accordance with Plan documents and Plan provisions have been applied consistently with respect to all claimants; or

d.	constituted a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit.

The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will not afford deference to the initial adverse benefit determination and will be conducted by a fiduciary of the Plan who is neither the individual who made the adverse determination nor a subordinate of that individual.

If the determination was based on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is Experimental, Investigational, or not Medically Necessary or appropriate, the fiduciary may consult with a health care professional who was not involved in the original benefit determination. In the event that a health care professional is consulted, the health care professional will have appropriate training and experience in the field of medicine involved in the medical judgment. Additionally, medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the initial determination will be identified upon written request.

CALIFORNIA LIFE AND HEALTH INSURANCE

GUARANTY ASSOCIATION ACT

SUMMARY DOCUMENT AND DISCLAIMER

Residents of California who purchase life and health insurance and annuities should know that the insurance companies licensed in this state to write these type of insurance are members of the California Life and Health Insurance Guaranty Association (“CLHIGA”). The purpose of this Association is to assure that policyholders will be protected, within limits, in the unlikely event that a member insurer becomes financially unable to meet its obligations. If this should happen, the Guaranty Association will assess its other member insurance companies for the money to pay the claims of insured persons who live in this state and, in some cases, to keep coverage in force. The valuable extra protection provided through the Association is not unlimited, as noted below, and is not a substitute for consumers I care in selecting insurers.

The California Life and Health Insurance Guaranty Association may not provide coverage for this policy. If coverage is provided, it may be subject to substantial limitations or exclusions, and require continued residency in California. You should not rely on coverage by the Association in selecting an insurance company or in selecting an insurance policy.

Coverage is NOT provided for your policy or any portion of it that is not guaranteed by the insurer or for which you have assumed the risk, such as a variable contract sold by prospectus.

Insurance companies or their agents are required by law to give or send you this notice. However, insurance companies and their agents are prohibited by law from using the existence of the Guaranty Association to induce you to purchase any kind of insurance policy.

Policyholders with additional questions should first contact their insurer or agent or may then contact:

California Life & Health Insurance Guaranty Association P.O. Box 17319 Beverly Hills, CA 90209-3319	or	Consumer Services Division California Department of Insurance 300 South Spring Street Los Angeles, CA 90013

Below is a brief summary of this law’s coverages, exclusions and limits. This summary does not cover all provisions of the law; nor does it in any way change anyone’s rights or obligations under the Act or the rights or obligations of the Association.

COVERAGE

Generally, individuals will be protected by the California Life and Health Insurance Guaranty Association if they live in this state and hold a life or health insurance contract, or an annuity, or if they are insured under a group insurance contract, issued by a member insurer. The beneficiaries, payees or assignees of insured persons are protected as well, even if they live in another state.

EXCLUSIONS FROM COVERAGE

However, persons holding such policies are not protected by this Guaranty Association if:

•	Their insurer was not authorized to do business in this state when it issued the policy or contract;
•	Their policy was issued by a health care service plan (HMO, Blue Cross, Blue Shield), a charitable organization, a fraternal benefit society, a mandatory state pooling plan, a mutual assessment company, an insurance exchange, or a grants and annuities society;
•	They are eligible for protection under the laws of another state. This may occur when the insolvent insurer was incorporated in another state whose guaranty association protects insureds who live outside that state.

The Guaranty Association also does not provide coverage for:

•	Unallocated annuity contracts; that is, contracts which are not issued to and owned by an individual and which guarantee rights to group contractholders, not.individuals;

•	Employer and association plans, to the extent they are self-funded or uninsured;

•	Any policy or portion of a policy which is not guaranteed by the insurer or for which the individual has assumed the risk, such as a variable contract sold by prospectus;

•	Any policy of reinsurance unless an assumption certificate was issued;

•	Interest rate yields that exceed an average rate;

•	Any portion of a contract that provides dividends or experience rating credits.

LIMITS ON AMOUNT OF COVERAGE

The Act limits the Association to pay as follows:

LIFE AND ANNUITY BENEFITS

•	80 % of what the life insurance company would owe under a life policy or annuity contract up to $100,000 in cash surrender values,

•	$100,000 in present value of annuities; or

•	$250,000 in life insurance death benefits.

•	A maximum of $250,000 for anyone insured life no matter how many policies and contracts there were with the same company, even if the policies provided different types of coverages.

HEALTH BENEFITS

•	A maximum of $200,000 of the contractual obligations that the health insurance company would owe were it not insolvent. The maximum may increase or decrease annually based upon changes in the health care cost component of the consumer price index.

PREMIUM SURCHARGE

Member insurers are required to recoup assessments paid to the Association by way of a surcharge on premiums charged for health insurance policies to which the Act applies.

1—DEFINITIONS

BASE HEALTH PLAN means the Participating Employer’s major medical plan, which is not a part of the plan provided by the Policy. The Base Health Plan may be an insured, self-insured or service plan; but it must provide at least the following hospital and medical benefits:

(1)	$250,000 lifetime maximum per person; subject to:
(a)	an annual deductible not to exceed $1,000 per person; and
(b)	copayments not to exceed 20% of the first $10,000 of covered expenses beyond deductible incurred by each person each plan year;

If a PPO (preferred provider organization) option is included, copayments may not exceed 20% of that amount far covered expenses incurred within the PPO network, or 40% of that amount for covered expenses incurred outside the PPO network.

(2)	coverage of the full cost of semi-private hospital room and board, intensive care and extended care;
(3)	coverage of the usual, customary and reasonable charges for professional services and supplies, including (but not limited to):
(a)	physician’s or surgeon’s services, nursing care and physiotherapy;
(b)	prescription drugs and medicines; and
(c)	x-ray, laboratory and ambulance services; and
(4)	any other coverage required by federal law and by the state laws which apply where the Participating Employer’s Certificates are delivered.

For Insured Persons and Dependents who are eligible for Medicare, the Base Health Plan may also consist of coverage under Medicare Parts A and B; plus a Medicare Supplement Insurance Policy which meets the minimum state requirements for such plans.

Unless requested otherwise on the Employer’s Participation Agreement, the Base Health Plan:

(1)	must remain in effect throughout the period the Participating Employer’s Policy coverage is in effect; and
(2)	must cover each Insured Person and Dependent throughout his or her period of Policy coverage.

If a claimant is not covered by a Base Health Plan when Covered Medical Expenses are incurred, Policy coverage will remain in effect; but benefits will be determined as if he or she was covered for the minimum benefits shown above.

COMPANY means Jefferson Pilot Financial Insurance Company, a Nebraska corporation, whose Home Office address is 8801 Indian Hills Drive, Omaha, Nebraska 68114-4066.

DEPENDENT means a person who:

(1)	is covered as a dependent under the Base Health Plan; unless requested otherwise on the employer’s Participation Agreement; and

(2)	is the Insured Person’s:

(a)	lawful spouse;

(b)	unmarried child under age 19;

(c)	unmarried child under age 25, who is a full-time student at an accredited educational institution; or

(d)	unmarried child who, since age 19, has been unable to earn a living due to a mental or physical handicap.

As used above, the term “child” includes the Insured Person’s:

(1)	natural born child;

(2)	legally adopted child; or a child the Insured Person intends to adopt:

(a)	from the date of placement in his or her home for an agency adoption; or

(b)	from any later date the adoption petition is filed tar a private adoption; or

(3)	step child or foster child, who resides in the Insured Person’s household and is chiefly dependent upon him or her for support.

In addition, the term “Dependent” includes any child whose medical care is the Insured Person’s responsibility, pursuant to a divorce decree or other court order.

GROUP POLICYHOLDER means the person, partnership, corporation, or trust which is shown on the Face Page of the Policy.

INSURANCE MONTH means that period of time which:

(1)	begins on the first day of the calendar month at 12:01 AM., standard time, at the Participating Employer’s main place of business; and

(2)	ends on the last day of the same month at 12:00 midnight at the same place.

INSURED PERSON means an employee of the Participating Employer:

(1)	who is regularly scheduled to work at least 25 hours per week;

(2)	who has been named by the Participating Employer as eligible for Policy coverage;

(3)	who has completed an enrollment card provided by the Company;

(4)	for whom premiums for Policy coverage are being paid; and

(5)	who is covered under a Base Health Plan; unless requested otherwise on the Employer’s Participation Agreement.

If requested on the Employer’s Participation Agreement, the term “Insured Person” may also include:

(1)	a Participating Employer’s retired employee;

(2)	an Insured Person’s surviving spouse who is not remarried; or

(3)	a member of a Participating Employer’s board of directors.

Such persons must meet parts (1) through (4) above; but their Base Health Plan may consist of coverage under Medicare Parts A and B, plus a Medicare Supplement Insurance Policy.

LOSS OF A MEMBER means Loss of Hand or Foot, or Loss of an Eye.

LOSS OF HAND OR FOOT means complete severance through or above the wrist or ankle joint. (In South Carolina, “Loss of Hand” can also mean the loss of four whole fingers from one hand.)

LOSS OF AN EYE means total and irrevocable loss of sight in that eye.

LOSS OF THUMB AND INDEX FINGER means severance of the thumb and index finger of the same hand, through or above the joint closest to the wrist. (In California, it can also mean loss by complete severance of at least one whole phalanx of each.)

PARTICIPATING EMPLOYER or EMPLOYER means an employer who has been accepted and approved by the Company for participation in the plan of coverage provided by the Policy.

PLAN YEAR means:

(1)	that calendar year during which the Employer’s coverage first takes effect; and

(2)	each subsequent calendar year after that.

PHYSICIAN means a licensed physician, surgeon or other medical practitioner who:

(1)	must be recognized as a physician for insurance purposes under the state laws which apply where the Employer’s Certificates are delivered; and

(2)	is acting within the scope of his or her license.

The term “Physician” does not include:

(1)	the Insured Person;

(2)	the Insured Person’s spouse, parent, child or sibling; or

(3)	anyone related to the Insured Person’s spouse by the same degree.

POLICY means the Group Accident and Medical Expense Reimbursement Insurance Policy issued by the Company to the Group Policyholder.

II—GENERAL PROVISIONS

ENTIRE CONTRACT. The entire contract between the parties consists of:

(1)	the Policy and the Group Policyholder’s application attached to it;

(2)	the Participating Employers’ Participation Agreements; and

(3)	the Insured Persons’ enrollment cards, if any.

All statements made by the Group Policyholder, by the Participating Employers, and by Insured Persons are representations and not warranties. No statement made by an Insured Person will be used to contest the coverage provided by the Policy; unless a copy of the statement is furnished to:

(1)	the Insured Person with the Group Certificate; or

(2)	the Insured Person’s Beneficiary.

Only an Officer of the Company may change the Policy or extend the time for payment of any premium. No change will be valid unless made in writing and signed by an Officer of the Company. Any change so made will be binding on all persons referred to in the Policy.

INCONTESTABILITY. Except for the non-payment of premiums, the Company may not contest the validity of the Policy as to any Insured Person, after coverage has been in force for that person for two years during his or her lifetime. No statement made by an Insured Person will be used to contest the validity of the Policy; unless the statement is contained in a written application signed by the Insured Person.

INFORMATION TO BE FURNISHED. The Group Policyholder and Participating Employers may be required to furnish information needed to administer the Policy. Clerical error by the Group Policyholder or a Participating Employer:

(1)	will not affect insurance which otherwise would be in effect; and

(2)	will not continue insurance which otherwise would be terminated.

Once an error is discovered, an equitable adjustment in premium will be made. If a premium adjustment involves the return of unearned premium, the amount of the refund will be limited to the 12 month period prior to the date the Company receives proof such an adjustment should be made. The Company may inspect any of the Group Policyholder’s and Participating Employers’ records which relate to the Policy.

MISSTATEMENT OF AGE. If an Insured Person’s age has been misstated, premiums will be subject to an equitable adjustment. If the amount of benefit depends upon age, the benefit will be the amount which would have been payable based upon the person’s correct age.

CERTIFICATES. The Participating Employer will be furnished individual Certificates for delivery to each Insured Person. These Certificates summarize the benefits provided by the Policy. If there is a conflict between the Policy and the Certificate, the Policy will control.

NON-PARTICIPATION. The Policy does not participate in the Company’s profits or surplus. ASSIGNMENT. The insurance and benefits provided under the Policy may not be assigned.

CONFORMITY WITH STATE STATUTES. If any provision of the Policy conflicts with any applicable state law, then the provision will be deemed to conform to the minimum requirements of the law.

WORKER’S COMPENSATION. The Policy is not to be construed to provide benefits required by Worker’s Compensation laws.

III - PARTICIPATING EMPLOYERS

A Participating Employer has no rights under the Policy; except as provided in this Section. The Participating Employer will be liable for all accrued premiums payable for any of its employees and their Dependents who are insured under the Policy.

EMPLOYER’S EFFECTIVE DATE. The Participating Employer’s Effective Date of participation under the Policy will be the latest of:

(1)	the date the Policy is issued;

(2)	the first day of the Insurance Month after the Company approves the employer’s Participation Agreement; or

(3) any other date agreed upon by the Company and the Participating Employer.

EMPLOYER TERMINATION. A Participating Employer’s participation under the Policy ends on the earliest of the following dates:

(1)	the date the Participating Employer suspends active business operations; is placed in bankruptcy or receivership; dissolves, merges or otherwise alters its existence;

(2)	the date the Participating Employer is excluded from coverage by amendment or termination of the Policy;

(3)	the end of the Insurance Month in which the Company receives the Participating Employer’s written request to cease participation; or

(4)	the end of the last Insurance Month for which premium is paid.

On the day participation ends, Policy coverage will terminate for all of the Participating Employer’s employees and their Dependents. After participation ends, the employer may not become a Participating Employer again; until the Company re-approves it as such.

IV—POLICY TERMINATION

GRACE PERIOD. A grace period of 60 days from the due date will be allowed for the payment of each premium after the first. If any quarterly premium remains unpaid through the last day of the grace period; then Policy coverage will terminate automatically, on the day the grace period ends. The Participating Employer will remain liable for premium for the period Policy coverage remains in effect during the grace period.

POLICY TERMINATION. Until the premium rate has been in effect for at least 12 months, the Company may terminate the Policy coverage on any premium due date; but only if:

(1)	the Participating Employer suspends active business operations; is placed in bankruptcy or receivorship; dissolves, merges or otherwise alters its existence;

(2)	there are fewer than 100 Insured Persons covered under the Policy;

(3)	there is a change in state or federal law affecting the terms of the Policy; or

(4)	the Participating Employer without good cause, fails to perform its duties relating to the Policy or to promptly furnish any information the Company may reasonably require.

To do so, the Company must give the Group Policyholder and Participating Employers at least 31 days’ prior written notice of its intent to terminate the Policy

EFFECT OF POLICY TERMINATION. On the date the Policy ends, Policy coverage will terminate for all of the Employer’s employees and their Dependents. The Employer cannot become a Participating Employer again, until the Company reapproves it as such.

NOTICE TO INSURED PERSONS. The Employer shall forward the notice of cancellation, nonrenewal or expiration of the Policy to each Insured Person, as soon as reasonably possible.

V - INSURED PERSONS AND DEPENDENTS

ELIGIBILITY AND EFFECTIVE DATES. An employee becomes eligible for Policy coverage on the later of:

(1)	the date his or her employer becomes a Participating Employer; or

(2)	the first day of the month following the date the employee first meets the definition of Insured Person shown in Section 1.

An employee’s coverage takes effect on the date he or she becomes eligible. A Dependent’s coverage takes effect on the later of:

(1)	the date the Insured Person’s coverage takes effect; or

(2)	the date he or she first meets the definition of an eligible Dependent shown in Section I.

INDIVIDUAL TERMINATION. An Insured Person’s coverage will end on the earliest of:

(1)	the date the Policy terminates;

(2)	the date his or her employer is no longer a Participating Employer;

(3)	the last day of the Insurance Month in which the Insured Person requests to cancel the insurance;

(4)	the last day of the Insurance Month for which the last premium is paid for the insurance;

(5)	the date he or she is no longer an eligible Insured Person as defined in Section I;

(6)	the date the Insured Person enters the Armed Forces of any state or country on active duty; except for duty of 30 days or less for training in the Reserves or National Guard. (The Company will refund any unearned premium upon receipt of proof of military service); or

(7)	the date the Insured Person’s employment with the Participating Employer ends; except when:

(a)	the Insured Person is entitled to a Continuation provided below; or

(b)	the Participating Employer has elected to cover the Insured Person as a retired employee, surviving spouse or member of its board of directors.

If an Insured Person is covered as a retired employee, surviving spouse or member of the Participating Employer’s board of directors; then that person’s Accidental Death and Dismemberment Insurance will end on his or her 65th birthday.

A Dependent’s coverage will end on the earliest of:

(1)	the date the Insured Person’s insurance ends;

(2)	the date he or she is no longer an eligible Dependent as defined in Section I; or

(3)	the date the Dependent enters the Armed Forces of any state or country on active duty; except for duty of 30 days or less for training in the Reserves or National Guard. (The Company will refund any unearned premium upon receipt of proof of military service.)

CONTINUATION. Ceasing active work results in termination of eligibility; but coverage may be continued as follows.

(1)	If the Insured Person is disabled due to illness or injury; then insurance may be continued during the disability resulting from that condition.

(2)	If the Insured Person is on a temporary layoff or an approved leave of absence; then insurance may be continued for three Insurance Months following the month in which the layoff began.

(3)	If the Insured Person or Dependent is entitled to continue coverage in accord with any federal or state law, which applies where the Participating Employer’s Certificates are delivered; then insurance may be continued for the period required by law.

Throughout any period of continued coverage, the employer must remain a Participating Employer; and premium payments must be made on the person’s behalf.

INDIVIDUAL REINSTATEMENT. An Insured Person who returns to work within 12 months after insurance ends will again be eligible for Policy coverage on the date of return to active work; provided:

(1)	the employer remains a Participating Employer;

(2)	the employee meets the definition of an Insured Person; and

(3)	premium payments are resumed on his or her behalf.

VI - MEDICAL EXPENSE REIMBURSEMENT INSURANCE

BENEFITS. If an Insured Person or Dependent incurs Covered Medical Expenses, during the Participating Employer’s Plan Year; then the Company will pay benefits equal to the amount of such expenses incurred in excess of the Deductible. Benefits will not exceed:

(1)	the Per Occurrence Limit for Covered Medical Expenses incurred as a result of anyone condition or period of confinement during any calendar year; or

(2)	the Maximum Medical Benefit for Covered Medical Expenses incurred by the Insured Person and any Dependents combined during any calendar year.

The Per Occurrence Limit and Maximum Medical Benefit are shown in the Schedule of Benefits on the face page.

PER OCCURRENCE LIMIT. Covered Medical Expenses incurred by the same Insured Person or Dependent during anyone calendar year will be subject to the Per Occurrence Limit, if such expenses result from:

(1)	the same or related condition, illness or injury. Treatment of all injuries sustained by anyone Insured Person or Dependent, as a result of the same accident, will be considered one occurrence.

(2)	the same or related surgical procedures. Two or more surgical procedures will be considered one occurrence if performed bilaterally, on two or more phalanges, or in the same orifice or operative field; unless the procedures are performed during separate operative sessions and are due to unrelated conditions.

(3)	the same period of confinement in a hospital, skilled nursing care facility or other health care facility. Two or more confinements will be considered parts of the same period of confinement, whether they are in the same or different health care facilities; unless they are separated by at least 30 consecutive days without confinement.

(4)	the same course of dental treatment. A course of dental treatment is a series of dental or orthodontic services prescribed by a dentist to correct a specific dental condition. It will be considered one occurrence; regardless of the number of teeth, quadrants, procedures, prothodontics, sessions or adjustments involved.

COVERED MEDICAL EXPENSES. Covered Medical Expenses include reasonable expenses for necessary medical care which:

(1)	are allowed as a medical deduction by Section 213 of the U.S. Internal Revenue Code of 1954, as amended;

(2)	are incurred for the Insured Person’s or Dependent’s medical care;

(3)	are the Insured Person’s legal obligation to pay; and

(4)	are not payable under the Base Health Plan.

Such medical care or expense may include (but is not limited to):

(1)	hospital, medical and surgical services to diagnose or treat an illness or injury;

(2)	routine physical exams, routine laboratory tests and preventive inoculations;

(3)	dental work, prescription drugs and medical equipment;

(4)	the fitting and cost of hearing aids, eyeglasses and contact lenses;

(5)	transportation that is primarily for and essential to medical care; and

(6)	premiums, contributions, subscriber or capacitation fees an Insured Person pays for:

(a)	the Participating Employer’s Base Health Plan (or Medicare and a Medicare Insurance Policy); and

(b)	any dental, vision or prescription drug plan provided by that Employer.

Supplement

Covered Medical Expenses will not exceed the usual and customary charge. This is the amount charged by most other Physicians or health care practitioners with similar training and experience, within the same geographic area, for a comparable service. That “area” may be a city, metropolitan area, county or greater area; as needed to identify a cross section of providers of the same or similar service. For expense incurred outside the United States, the Usual and Customary Charge will be the amount allowed for that service, if performed in the Company’s domicile in Omaha, Nebraska.

DEDUCTIBLE. The Deductible is any amount of benefits payable to the Insured Person or Dependent for the same medical care under:

(1)	the Base Health Plan;

(2)	any other self-insured health plan or group health, dental, vision or prescription drug policy; or

(3)	worker’s compensation, Medicare or other government program.

If a claimant is not covered by a Base Health Plan when Covered Medical Expenses are incurred; then the Deductible will be determined as if he or she was covered for the minimum benefits shown in Section 1.

EXCLUSIONS AND LIMITATIONS. Covered Medical Expenses do not include charges:

(1)	which are in excess of the usual and customary charge for that service.

(2)	for services or supplies which:

(a)	are not recommended, approved or certified as medically necessary by a Physician;

(b)	are provided by a Physician or other health care practitioner who is the Insured Person; his or her spouse, parent, child or sibling; or anyone related to the Insured Person’s spouse by the same degree; or

(c)	are beyond the scope of the Physician’s, health care practitioner’s or facility’s license; or are illegal where they were provided.

(3)	for any cosmetic surgical procedure, cosmetic dental procedure, or drug or medicine prescribed for cosmetic use; except to restore function or repair a disfigurement resulting from:

(a)	a congenital birth defect; or

(b)	an injury, disease or its surgical treatment (such as reconstruction after removal of a malignancy).

Cosmetic surgical procedures include (but are not limited to):

(a)	face lifts, dermabrasion, chemical peels and collagen injections;

(b)	voluntary radial kerototomy, blepharoplasty, rhinoplasty, or otoplasty;

(c)	liposuction, breast augmentation or reduction; and

(d)	hair transplants and electrolysis.

Cosmetic dental procedures include (but are not limited to) tooth bleaching, facings on crowns or pontics distal to the second bicuspid, and characterization of dentures.

Drugs or medicines prescribed for cosmetic use include (but are not limited to) wrinkle treatments and hair growth stimulants.

(4)	for the following services or expenses, whether or not they are prescribed of recommended by a Physician:

(a)	weight loss or smoking cessation programs or medications, when provided for general health;

(b)	physical therapy, massage therapy, hydrotherapy, or steam baths; when provided for general health or to relieve discomfort, rather than for a specific medical condition;

(c)	nonprescription drugs or medicines (except insulin);

(d)	vitamins, minerals, enzymes; herbal or homeopathic preparations, special foods or dietary supplements; which:

(i)	can be obtained without a Physician’s written prescription; or

(ii)	have an over-the-counter equivalent;

(e)	non-nursing services provided by a personal attendant, companion or housekeeper; travel, lodging or meals while vacationing at a health spa, resort, camp or retreat; health club, athletic association or country club membership or dues; or any other service or expense not allowed as a medical deduction by Section 213 of the U.S. Internal Revenue Code, as amended.

(5)	for modification of the Insured Person’s home, yard, motor vehicle or workplace; or the. purchase or rental of nonmedical equipment, such as:

(a)	an air conditioner, humidifier or purifier;

(b)	exercise, sports or motorized transportation equipment;

(c)	a ramp, lift, escalator or elevator; or

(d)	a sun or heat lamp, whirlpool bath, hot tub, sauna or swimming pool;

(6)	for transportation which is not primarily for and essential to medical care;

(7)	for premiums, contributions, or fees an Insured Person pays for the cost of:

(a)	any disability inc_me insurance; ,

(b)	any accidental death and dismemberment insurance; or

(c)	any health care plan; except for the Base Health Plan (or Medicare and a Medicare Supplement Insurance Policy) and any dental, vision or prescription drug plan provided by the Employer;

(8)	for medical treatment provided by a health care facility or practitioner which:

(a)	does not charge the Insured Person for the services; or

(b)	does not normally charge for such services in the absence of insurance;

(9)	for services which are provided by or reimbursable under Worker’s Compensation, Medicare or any other government program (except Medicaid); or

(10)	in connection with any sickness contracted or injury sustained:

(a)	during active duty or training in the armed forces, Reserves or National Guard of any state or country; or

(b)	as a result of war, whether declared or undeclared; any act of war; or resistance to armed invasion or aggression.

VII. ACCIDENTAL DEA Tn AND DISMEMBERMENT INSURANCE

DEATH OR DISMEMBERMENT BENEFIT. The Company will pay the benefit listed below, if:

(1)	an Insured Person sustains an Injury while insured under the Policy; and

(2)	the Injury directly causes one of the following Covered Losses within 365 days after the date of the accident.

The loss must result directly from the injury and from no other causes.

TABLE OF COVERED.LOSSES BENEFIT

Loss of Life	Principal Sum

Loss of One Member (Hand, Foot or Eye)	½ Principal sum

Loss of Two or More Members	Principal sum

Loss of Thumb and Index Finger	¼ Principal Sum

The Principal Sum is shown in the Schedule of Insurance. If an Insured Person sustains more than one loss resulting from the same accident, the benefit will be the one largest amount listed. Benefits will not exceed the Principal Sum for all of his or her losses combined.

TO WHOM PAYABLE. Benefits for the Insured Person’s loss of life will be paid in accord with the Beneficiary section. Any other benefits will be paid to the Insured Person.

EXCLUSIONS. Accidental Death and Dismemberment Insurance benefits will not be paid for Loss resulting from:

(1)	intentionally self-inflicted injury or attempted injury, while sane or insane;

(2)	sickness, disease or bodily infirmity; except for:

(a)	a bacterial infection resulting from an accidental cut or wound; or

(b)	the accidental ingestion of a poisonous food substance;

(3)	medical or surgical treatment; except when it is for a covered injury;

(4)	the Insured Person’s voluntary participation in a riot, insurrection or the commission of a felony;

(5)	war or any act of war, whether declared or undeclared; or any injury which occurs during active duty or training in the armed forces, Reserves or National Guard of any state or country;

(6)	travel or flight in any aircraft; except as a fare-paying passenger on a regularly scheduled flight with a licensed commercial airline;

(7)	the Insured Person’s taking part in any aeronautical sport, ballooning, hang gliding or parachute jumping; except when a parachute jump is made to preserve his or her life;

(8)	the Insured Person’s driving a motor vehicle while intoxicated, impaired or under the influence of drugs:

(a)	as defined by the jurisdiction where the accident occurs;

(b)	whether or not the driver is convicted of the offense.

However, this Part 8 will not apply when drugs are taken as prescribed by a Physician.

VIII. CLAIM PROCEDURES

MEDICAL EXPENSE REIMBURSEMENT CLAIMS. For Medical Expense Reimbursement claims, the Insured Person is not required to send a written notice of claim or a request for claims forms to tile Company. Instead, the Insured Person may submit proof of any Covered Medical Expenses to the Participating Employer on forms furnished by the employer. This may be done:

(1)	at any time during the calendar year in which such expenses are incurred; or

(2)	within 90 days after the close of that calendar year. (Exceptions for late proof will be made only as provided below.)

The Participating Employer will then:

(1)	verify any amounts payable for such expenses under the Base Health Plan; and

(2)	submit the verified claims to the Company at least monthly.

Any Medical Expense Reimbursement benefits will be paid as soon as the Company receives proper written proof of loss; provided the required premium has been paid on the Insured Person’s behalf.

ACCIDENTAL DEATH OR DISMEMBERMENT CLAIMS. For an accidental death or dismemberment claim, a written notice of a claim must be given within 20 days after the loss occurs. The notice must be sent to the Company’s Home Office. It should include:

(1)	the Insured Person’s name and address; and (2) the number of the Policy.

When this notice of claim is received, the Company will send the Insured Person forms for filing the required proof. If the Insured Person does not receive these forms within 15 days; then the proof of loss requirement may be met by giving the Company a written statement of the nature and extent of the loss, within the required time period.

For an accidental death or dismemberment claim, the Company must be given written proof of loss within 90 days after the loss occurs. (Exceptions for late proof will be made only as provided below.) Any benefits payable for accidental death or dismemberment will be paid as soon as the Company receives proper written proof of loss.

EXCEPTIONS FOR LATE PROOF. If it was not reasonably possible to give written proof in the time required, the claim will not be reduced or denied solely for this reason; provided proof is filed as soon as reasonably possible. In any event, proof of loss must be given no later than one year from such time; unless the Insured Person was legally incapacitated.

LEGAL ACTIONS. No legal action to recover any benefits may be brought until the 60 days after the required written proof of loss is given. No legal action may be brought more than three years after the date written proof of loss is required to be given.

PHYSICAL EXAMINATIONS. The Company, at its expense, may:

(1)	have an Insured Person examined, as often as reasonably necessary, while any claim is pending; and (2) have an autopsy made, where allowed by law, if a claim for death benefits is made.

RIGHT OF RECOVERY. If benefits are overpaid on any claim, full reimbursement is required:

(1)	within 60 days after the Company requests reimbursement;

(2)	whether the overpayment is due to fraud, misrepresentation, the Company’s error in processing a claim, or any other reason.

If reimbursement is not made, the Company has the right to reduce future benefits until full reimbursement is made; or to recover such overpayments from the Insured Person or his or her estate.

COMP ANY’S DISCRETIONARY AUTHORITY. Except for those functions which the Policy specifically reserves to the Group Policyholder or Participating Employer, the Company has the authority to manage the Policy, administer claims, interpret its provisions and resolve questions arising under it. The Company’s authority includes the right to:

(1)	establish administrative procedures, determine eligibility and resolve claims questions; and (2) determine what information it reasonably requires to make such decisions.

IX. BENEFICIARY

PAYMENTS TO BENEFICIARY. At the death of an Insured Person, any amount payable as a result of his or her death will be paid to the named Beneficiary who survives the Insured Person. If no named Beneficiary survives the Insured Person, payment will be made:

(1)	to the Insured Person’s estate; or

(2)	in accord with the Facility of Payment section.

The right of a Beneficiary to receive any such amount is subject to the Facility of Payment section of the Policy.

If the Insured Person’s Beneficiary dies:

(1)	within 15 days of the Insured Person’s death; and

(2)	before the Company receives satisfactory proof of the Insured Person’s death;

payment will be made as if the Insured Person had survived the Beneficiary; unless the other provisions have been made.

NAMING THE BENEFICIARY. An Insured Person’s Beneficiary will be as shown on his or her enrollment card; unless changed. If the Policy replaces a group policy provided similar coverages; then an Insured Person’s

Beneficiary named under the prior policy will be the Beneficiary under the Policy, until changed.

CHANGING THE BENEFICIARY. Only the Insured Person (or his or her assignee) may change the Beneficiary. A new Beneficiary may be named by filing a written notice of the change with the Company at its Home Office. The change will be effective as of the date it was signed; subject to any action taken by the Company before it received notice of the change.

X. FACILITY OF PAYMENT

If any benefit under the Policy becomes payable to an Insured Person’s estate, a minor, or any person who (in the Company’s opinion) is not competent to give a valid release; then the Company, at its option, may make payment to anyone or more of the following:

(1)	a person who has assumed the care and support of the Insured Person or Beneficiary;

(2)	a person who has incurred expense as a result of the Insured Person’s last illness or death;

(3)	the personal representative of the Insured Person’s estate; or

(4)	any person related by blood or marriage to the Insured Person.

No payment made as provided above may exceed $1,000; or the amount permitted by state law, if less. A payment made in good faith under this Section will discharge the Company to the extent of that payment. Any unpaid balance will be paid to the Insured Person’s estate; or to the Insured Person’s Beneficiary upon attaining the age of majority; or becoming competent to give a valid release.

XI. SETTLEMENT OPTIONS

All or part of any death or dismemberment benefit may be received in installments, by making written election to the Company. Such election may be made:

(1)	by the Insured Person, while living; or

(2)	by the person who is to receive payment, if no such election is in effect at the time of the Insured Person’s death.

Any such election must comply with the Company’s practices at the time it is made. The amount applied under a settlement option must be at least $2,000. It must be sufficient to provide a payment of at least $20 per month.

CERTIFICATE AMENDMENT NO.1

TO BE ATTACHED TO THE CERTIFICATE FOR GROUP POLICY NO: 05-000199

ISSUED TO: US Bank, as Trustee of Jefferson Pilot Financial Insurance Company’s Medical Expense

Reimbursement Insurance Trust

FOR CERTIFICATES DELIVERED IN CALIFORNIA

A.	Under Part IV—POLICY TERMINA TION, the following is added to the POLICY TERMINA TION section.

The Participating Employers must:

(1)	promptly mail a copy of the policy termination notice to each Insured Person along with information on any continuation rights; and

(2)	provide the Company with proof of the mailing and the mailing date.

B. Under Part VI—MEDICAL EXPENSE REIMBURSEMENT INSURANCE, the following items are added to the COVERED MEDICAL EXPENSES section as allowable medical care or expense, subject to the Per Occurrence Limit and Maximum Medical Benefit:

(7)	sterilization procedures, infertility treatments (including in vitro fertilization), and management of pregnancy and childbirth including:

(a)	prenatal diagnosis of fetal disorders in high risk pregnancy; and

(b)	perinatal services of a certified nurse midwife or a licensed nurse practitioner;

(8)	cervical cancer, osteoporosis and mammography screening tests; and prosthetics or reconstructive surgery after a medically necessary mastectomy (including surgery to restore symmetry);

(9)	preventive health care for covered children (including immunizations and screening for bad blood levels);

(10)	treatment of substance abuse, mental disorders and organic brain disorders, including:

(a)	schizophrenia and schizo-affective disorders;

(b)	bipolar and delusional depression; and

(c)	pervasive developmental disorders;

(11)	home health care services, under a plan established and approved by a physician;

(12)	acupuncture;

(13)	telemedicine services:

(a)	including health care delivery, diagnosis treatment, medical data transfer and education using interactive audio, video or data communications; but

(b)	not including phone or fax consultations;

(14)	orthotic and prosthetic devices (including devices to restore speech after a laryngectomy);

(15)	diabetic daycare self-management education programs; and

(16)	treatment of jaw joint disorders (including dental and medically necessary surgical procedures.

CERTIFICATE AMENDMENT (CONTINUED)

C.	Under Part VIII—CLAIM PROCEDURES, the following sections are added.

LATE PAYMENTS. If benefits are not paid by the 30th working day after the Company receives proper written proof of loss, and the required premium has been paid on the Insured Person’s behalf; then interest will be paid on the benefits:

(1)	from the calendar day next following the 30th working day; (2) at the rate of 10% per annum.

INFORMATION AND COMPLAINTS. To obtain information or dispute a claim, the Insured Person or Employer may phone Exec-U-Care’s toll-free telephone number at (800) 552-1213. If the dispute is not resolved, California residents may also contact the Consumer Service Division of the California Department of Insurance at (800) 927-4357.

This amendment applies only to Certificates delivered to Participating Employers in the state of California. This amendment takes effect on the Policy effective date, or on the Insured Person’s effective date of coverage under the Policy; whichever is later. In all other respects, the Certificate remains the same.

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

/s/    [illegible]

Officer of the Company